SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
January 16, 2006

COLLEGE OAK INVESTMENTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada State of Incorporation	333-116890 Commission File Number	30-0226902 IRS Employer I.D. Number

20022 Creek Farm, San Antonio, Texas 78259 Address of principal executive offices

Registrant's telephone number: (210) 418-5177

________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On January 16, 2006, College Oak Investments, Inc., a Nevada corporation (referred to herein as “we” or the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) with Rex Energy Royalties Limited Partnership (“Rex Royalties”), PennTex Resources, L.P. (“PennTex Resources”), PennTex Resources Illinois, Inc. (“PennTex Illinois”), Douglas Oil & Gas Limited Partnership (“Douglas O&G”), Douglas Westmoreland Limited Partnership (“Douglas Westmoreland”), Midland Exploration Limited Partnership (“Midland”), Rex Energy Operating Corp. (“Rex Energy”), Rex Energy Wabash, LLC (“Rex Wabash”), Mr. Lance T. Shaner and Mr. Benjamin Hulburt (each a “Seller” and collectively, “Sellers”). Pursuant to the Purchase Agreement, on the Closing Date, subject to the satisfaction of various terms and conditions, we have agreed to purchase the following assets (the “Acquired Assets”) from the Sellers: (i) all of the assets of Douglas O&G, Midland, Douglas Westmoreland, Penntex Resources and Rex Wabash, together with 100% of the outstanding capital stock of Rex Energy and Penntex Resources Illinois, Inc. (which hold operated and non-operated working interests in oil and gas leases located in Illinois, Indiana, Pennsylvania, West Virginia, Texas, New Mexico and New York, and approximately 1,387 gross producing oil and natural gas wells; (ii) Sellers’ 50% membership interest (the “New Albany Membership Interest”) in the New Albany-Indiana, LLC, a Delaware limited liability company (“New Albany”), together with all rights of New Albany in that certain purchase agreement, dated as of November 15, 2005, by and between New Albany and Aurora Energy, Ltd., a Nevada corporation (the “Aurora Purchase Agreement”); and (iii) all of the assets of Rex Royalties (the “Rex Royalties Assets”) consisting of royalty interests in producing natural gas wells located in Pennsylvania, Virginia and Kentucky. Reference is made to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

     The closing of our purchase of the Acquired Assets (the “Closing”) is scheduled to occur on or before May 1, 2006 or on such other date as we and the Sellers may agree (the “Closing Date”). The purchase price which we have agreed to pay on the Closing Date for the Acquired Assets (other than the New Albany Membership Interest) is $73,169,999 in cash, subject to certain adjustments as set forth in the Purchase Agreement. The purchase price we have agreed to pay on the Closing Date for the New Albany Membership Interest is such number of newly-issued shares of our common stock, $.001 par value (the “Common Stock”), equal to the quotient of (x) Sellers’ total capital contributions to New Albany from inception through the Closing Date divided by (y) the price per share of either (i) our Common Stock or (ii) the conversion price of convertible notes, sold in our next private offering. The recipients of this Common Stock shall receive “piggy-back” registration rights effective upon the Closing. We intend to finance the cash portion of the purchase price for the Acquired Assets through a combination of senior and subordinated debt, as well as through the sale of additional shares of our Common Stock in a private offering. Our issuance of such shares of Common Stock may be at a discount to the then market price of our Common Stock and could dilute existing stockholders of the Company. In connection with the equity portion of our financing, certain Affiliates of Sellers (the “Subsequent Acquirers”) have agreed to purchase an amount equal to 10% of the gross proceeds raised by the Company (inclusive of their investment), in such private offering. There can be no assurances that we will be able to obtain sufficient capital to enable us to purchase the Acquired Assets.

     The Purchase Agreement provides that as part of our due diligence, an independent engineering firm which has been retained by us, will audit the June 1, 2005 reserve report of Netherland Sewell & Associates, Inc. (the “NS Report”). The NS Report, which was commissioned by Sellers, reflects total proved reserves of 6.4 million barrels of oil equivalent together with total probable reserves of 370,000 barrels of oil equivalent, with respect to the Acquired Assets (other than the New Albany Membership Interest). The NS Report was run using a NYMEX based price for oil and natural gas as of June 1, 2005. If such audit reflects total oil and gas reserves that are lower than the reserves reflected in the NS Report, and such discrepancy is between 10% and 14.99%, then the purchase price for such Acquired Assets will be reduced by 5%. If such discrepancy is greater than 15%, we will have the right either to terminate the Purchase Agreement or to purchase the Acquired Assets for a 5% reduction in the purchase price. If Sellers dispute the audit conducted by our independent engineering firm, then a third independent engineering form will be selected by mutual agreement of the parties and the finding of such third firm will be binding on the parties.

     Concurrently with the execution of the Purchase Agreement, we entered into a Stock Agreement (the “Stock Agreement”) with certain individuals designated by Rex Energy (the “Management Designees”), pursuant to which we issued a total of 12,069,250 shares of our Common Stock. Reference is made to the Stock Agreement, a copy of which is filed as Exhibit 10.2 hereto, and which is incorporated by reference herein. The issuance of such shares is subject to our right of first refusal to repurchase all such shares at a price $1.00 below any bona-fide purchase offer for such shares made by a third party. Similarly, in the event that we do not purchase the Acquired Assets as a result of (i) a material breach by any of the Sellers of the representations or covenants contained in the Purchase Agreement, (ii) the failure by Sellers to satisfy a required condition to Closing as set forth in the Purchase Agreement or (iii) the termination of the Purchase Agreement by us by virtue of a discrepancy in excess of 15% between Buyer’s Report and the NS Report, then all shares delivered to such Management Designees shall be immediately subject to a three (3) year “lock-up” period. In addition to the foregoing, we issued, as of December 20, 2005, three (3) year stock options to the Management Designees, which options are exercisable for up to an aggregate of 50,000 shares of our Common Stock, at an exercise price of $1.00 per share.

     The Stock Agreement also provides that each of Barrie Damson and Alan Gaines, who presently each beneficially owns 5,894,250 shares of our outstanding Common Stock and options to acquire an additional 6,000,000 shares of Common Stock, will, upon the earlier to occur of (i) the Closing Date or, (ii) if the Closing shall not have occurred as a result of the Company’s breach of a material provision of the Purchase Agreement, June 30, 2006, cancel such number of shares underlying their respective stock options, such that on such date, each of Messrs. Gaines and Damson shall beneficially own no more than 9.99% of the Company’s outstanding shares of Common Stock on a fully-diluted basis.

     The Purchase Agreement further contemplates the following: Concurrent with the Closing, we will enter into employment agreements with the six Management Designees, which agreements will provide for annual base salaries not to exceed $1,030,000 in the aggregate. Such employment agreements will contain customary terms relating to severance, benefits and vacation. Each of the employment agreements will provide for an initial term of three (3) years, except that the employment agreement of Mr. Lance T. Shaner, who will be appointed our interim Chairman and CEO, will be for an initial term of one (1) year. Following the Closing, we will increase the size of our Board of Directors to 9 persons consisting of three designees of Mr. Shaner (such designees to be Lance T. Shaner, Thomas F. Shields, and Benjamin W. Hulburt), three designees of Messrs. Gaines and Damson and three individuals mutually chosen by Messrs. Shaner, Hulburt, Shields, Damson, Gaines and the third Damson/Gaines designee. The latter three individuals will be required to qualify as “independent directors” for purposes of Sarbanes-Oxley. Upon completion of the Closing, a change in control of our Company will have occurred.

     We are in the process of changing our name from College Oak Investments, Inc. to Baseline Oil & Gas Corp. and expect such name change to be effective on or about January 17, 2006. Pursuant to the Purchase Agreement, as soon as practicable following the Closing, it is contemplated that we will change our name again, to Rex Energy Corporation.

     As we previously reported in our Current Report on Form 8-K filed with the SEC on November 28, 2005, as of November 25, 2005, we entered into a joint venture with Rex Energy for the purpose of acquiring a working interest in significant leasehold interests located in the Illinois Basin, Indiana. Our joint venture was conducted through New Albany, with Rex Energy Wabash, LLC, an affiliate of Rex Energy, as the Managing Member which manages the day to day operations of New Albany. Pursuant to the Limited Liability Company Agreement of New Albany, we and Rex Energy each received a 50% membership interest in New Albany. On the Closing, we will acquire Rex Energy’s 50% Membership Interest in New Albany.

     On November 15, 2005, New Albany entered into the Aurora Purchase Agreement pursuant to which New Albany agreed to purchase from Aurora an undivided 48.75% working interest (40.7% net revenue interest) in (i) certain oil, gas and mineral leases (held by a third party) covering acreage in several counties in the State of Indiana (the "Indiana Leases") and (ii) all of Aurora's rights under a certain Farmout and Participation Agreement with a third party ("Farmout Agreement"). In addition, in connection with the Aurora Purchase Agreement, New Albany was granted an option from Aurora (the "Aurora Option"), exercisable by New Albany for a period of eighteen (18) months after the date of such agreement, to acquire a fifty percent (50%) working interest in any and all acreage leased or acquired by Aurora or its affiliates in four (4) additional counties in Indiana.

     The purchase price for New Albany’s acquisition of the working interests in the Indiana Leases and the Farmout Agreement, together with the grant of the Aurora Option, is $10,500,000, subject to certain adjustments. Of such amount, $3,500,000 has already been paid as a deposit to Aurora ($1,750,000 by Rex Energy and $1,750,000 by us). The remaining purchase price of $7,000,000 is due on or before February 1, 2006 (of which we are responsible for $3,500,000). If the closing of the Aurora Purchase Agreement does not occur by February 1, 2006 as a result of New Albany’s failure to satisfy certain closing conditions, including its inability to obtain sufficient financing to complete such closing, then Aurora will be entitled to terminate the Aurora Purchase Agreement and retain the $3,500,000 deposit and all accrued interest thereon. While highly confident that we will obtain the necessary capital by February 1, 2006, there can be no assurances that we will be able to do so. In addition, we will need to raise approximately $2,000,000 to fund our share of New Albany’s costs and expenses with respect to drilling an initial 10 well program in the New Albany Shale, which we expect to commence within thirty (30) days.

Item 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

     As described above, in consideration for the Sellers’ entering into the Purchase Agreement, we issued, as of January 16, 2006, an aggregate of 12,069,250 new shares of our Common Stock to certain Management Designees of Rex Energy. The issuance of such shares is subject to our right of first refusal to repurchase all such shares at a price $1.00 below any bona-fide purchase offer for such shares made by a third party. Similarly, in the event that we do not purchase the Acquired Assets as a result of (i) a material breach by any of the Sellers of the representations or covenants contained in the Purchase Agreement, (ii) the failure by Sellers to satisfy a required condition to Closing as set forth in the Purchase Agreement or (iii) the termination of the Purchase Agreement by us by virtue of a discrepancy in excess of 15% between Buyer’s Report and the NS Report, then all shares delivered to such Management Designees shall be immediately subject to a three (3) year “lock-up” period. In addition to the foregoing, we issued, as of December 20, 2005, three (3) year stock options to the Management Designees, which options are exercisable for up to an aggregate of 50,000 shares of our Common Stock, at an exercise price of $1.00 per share.

     We believe that our issuance of the shares described in the preceding paragraph was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

Exhibit 10.1	Purchase Agreement, dated as of January 16, 2006, by and among College Oak Investments, Inc., and Rex Energy Operating Corp. and other Sellers.
Exhibit 10.2	Stock Agreement, dated as of January 16, 2006, by and among College Oak Investments, Inc., Barrie Damson, Alan Gaines, and certain individuals affiliated with Rex Energy Operating Corp.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2006

COLLEGE OAK INVESTMENTS, INC.

By:	/s/ Carey G. Birmingham

Carey G. Birmingham, President

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Purchase Agreement, dated as of January 16, 2006, by and among College Oak Investments, Inc., and Rex Energy Operating Corp. and other Sellers.
Exhibit 10.2	Stock Agreement, dated as of January 16, 2006, by and among College Oak Investments, Inc., Barrie Damson, Alan Gaines, and certain individuals affiliated with Rex Energy Operating Corp.